Filed pursuant to Rule 424(b)(7)
Registration No. 333-147715
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 8, 2008)
2.75% Senior Convertible Debentures due 2027
and the Common Stock Issuable Upon Conversion of the Debentures
     This Prospectus Supplement No. 2 supplements the prospectus supplement, dated February 8, 2008, as supplemented by the prospectus supplement dated March 12, 2008, and the prospectus, dated November 29, 2007, relating to the resale by selling securityholders of up to $250,000,000 aggregate principal amount of our 2.75% Senior Convertible Debentures due 2027 (the “debentures”), and the shares of common stock issuable upon conversion of the debentures.
     This prospectus supplement should be read in conjunction with the prospectus and previous prospectus supplements, and is qualified by reference to the prospectus and previous prospectus supplements, except to the extent that the information presented herein supersedes the information contained in the prospectus or previous prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     Our common stock is quoted on the Nasdaq Global Select Market under the symbol “NUAN.” On April 16, 2008, the last quoted sale price of our common stock was $19.16 per share.
     Investing in the debentures or our common stock involves risks. See “Risk Factors” beginning on page S-13 of the prospectus supplement dated February 8, 2008.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE PREVIOUS PROSPECTUS SUPPLEMENTS OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is April 17, 2008.

SELLING SECURITYHOLDERS
     We originally issued and sold the debentures to Citigroup Global Markets Inc. and Goldman, Sachs & Co. (collectively, the “initial purchasers”) in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The debentures were resold by the initial purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the debentures and shares of common stock into which the debentures are convertible pursuant to this prospectus supplement, the previous prospectus supplement dated February 8, 2008, as supplemented by the prospectus supplement dated March 12, 2008, and the prospectus dated November 29, 2007.
     The information in the table appearing under the caption “Selling Securityholders” in the prospectus supplement dated February 8, 2008, is supplemented by adding the information below with respect to persons not previously listed in the prospectus supplement and by superseding the information with respect to persons previously listed in the prospectus supplement with the information set forth below. The information is based on information provided to us by or on behalf of the selling securityholders, and we have not independently verified this information. The selling securityholders may offer all, some or none of the debentures or the common stock into which the debentures are convertible. Because the selling securityholders may offer all or some portion of the debentures or the common stock, we cannot estimate the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any of these sales; the table below assumes that all selling securityholders will sell all of their debentures or common stock, unless otherwise indicated. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act.
     The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $250,000,000 aggregate principal amount. The number of shares of common stock that may be sold includes only shares of common stock into which the debentures are initially convertible. The conversion rate of the debentures and the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the debentures are convertible may change.
     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years other than as disclosed below.
Selling Securityholder Table

			Principal
	Principal		Amount of			Number of
	Amount at		Debentures	Number of		Shares of
	Maturity of		Owned	Shares of	Percentage of	Common
	Debentures		After	Common	Common	Stock Owned
	Beneficially	Percentage of	Completion	Stock That	Stock	After
	Owned That	Debentures	of Offering	May Be	Outstanding	Completion of
Name	May Be Sold	Outstanding	(1)	Sold (2)	(3)	Offering (2)(4)
Arkansas PERS (17)	630,000	*	—	32,365	*	—
Arkansas Teacher Retirement System (10)	3,305,000	1.32%	—	169,789	*	—
Baptist Health of South Florida, Inc. (10)	765,000	*	—	39,300	*	—
Boilermakers Blacksmith Pension Trust (17)	655,000	*	—	33,649	*	—
Citigroup Global Markets Inc. (8)	3,988,000	1.60%	—	204,877	*	—
Engineers Joint Pension Fund (10)	200,000	*	—	10,274	*	—
Fore Convertible Master Fund Ltd. (18)	22,019,000	8.81%	—	1,131,195	*	—
Fore ERISA Fund Ltd (18)	3,687,000	1.47%	—	189,414	*	—
Fore Multi Strategy Master Fund (18)	2,206,000	*	—	113,330	*	—

			Principal
	Principal		Amount of			Number of
	Amount at		Debentures	Number of		Shares of
	Maturity of		Owned	Shares of	Percentage of	Common
	Debentures		After	Common	Common	Stock Owned
	Beneficially	Percentage of	Completion	Stock That	Stock	After
	Owned That	Debentures	of Offering	May Be	Outstanding	Completion of
Name	May Be Sold	Outstanding	(1)	Sold (2)	(3)	Offering (2)(4)
FPL Group Employees Pension Plan (17)	340,000	*	—	17,467	*	—
Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust (12)	107,000	*	—	5,496	*	—
MAN MAC 1 Ltd. (18)	3,148,000	1.26%	—	161,724	*	—
Nicholas Applegate U.S. Convertible Fund (10)	2,845,000	1.14%	—	146,157	*	—
San Diego City Retirement System (10)	1,335,000	*	—	68,583	*	—
San Diego County Employee Retirement Association (10)	1,170,000	*	—	60,107	*	—
United States Province of Missionary Oblates, Inc. (12)	133,000	*	—	6,832	*	—

*	Less than 1%

(1)	Assumes sale of all debentures offered hereby, although selling securityholders are not obligated to sell any debentures.

(2)	Assumes conversion of all of the holder’s debentures at the initial conversion rate of 51.3736 shares of common stock per $1,000 principal amount of the debentures, not including fractional shares for which we will pay cash as described under “Description of Debentures — Conversion Rights — Settlement Upon Conversion” in the Prospectus Supplement, dated February 8, 2008. However, this conversion rate will be subject to adjustment as described under the section entitled “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments” in the Prospectus Supplement, dated February 8, 2008. As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 208,225,357 shares of common stock outstanding as of December 31, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s debentures. However, we did not assume the conversion of any other holder’s debentures.

(4)	Assumes sale of all shares of common stock that may be issued upon conversion, and includes other shares of common stock identified to us by the selling securityholder as owned by it.

(8)	The selling securityholder acted as joint bookrunner for this issue and is a broker-dealer.

(10)	This selling securityholder has delegated full authority to Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate is an affiliate of a broker-dealer.

(12)	Calamos Advisors LLC is the investment manager of the selling securityholder and Nick Calamos is the natural person with control over Calamos Advisors LLC.

(17)	Ann Houlihan has voting power and investment control over these securities.

(18)	Matthew Li has voting power and investment control over these securities.

     Information about other selling securityholders will be set forth in prospectus supplements or post-effective amendments, if required. Information about the selling securityholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.
     Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities.
     None of the selling securityholders who are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities.